Exhibit 99.1

Digirad Corporation Reports Financial Results for 2007 Fourth Quarter and Twelve Months

Net Results Improve for Year on Higher Services Revenues, Lower Expenses

POWAY, Calif.—February 7, 2008—Digirad Corporation (Nasdaq: DRAD), a leading provider of medical diagnostic imaging systems and services to physicians’ offices, hospitals and imaging centers, today reported narrower losses for the twelve months ended December 31, 2007, on higher annual revenues and lower operating expenses for the year.

Consolidated revenues for the quarter were $18.8 million, up nine percent from $17.2 million in fourth-quarter 2006. Revenue from its mobile imaging services division or DIS rose 16 percent to $13.4 million from $11.6 million in fourth-quarter 2006. Product-related revenue was $5.4 million, and included sales of 18 cameras, compared to $5.6 million in fourth-quarter 2006, including sales of 17 cameras.

Consolidated revenues for full-year 2007 were $73.9 million, compared to $71.9 million in 2006. DIS revenue was $52.4 million, compared to $49.6 million for 2006. Product-related revenue was $21.5 million, including sales of 73 cameras, compared to $22.3 million in 2006, which included sales of 71 cameras.

Chief Executive Officer Mark Casner commented: “We are pleased with our achievements in 2007: our acquisition of Ultrascan, the launch of our Centers of Influence strategy, the improvement in our product margins, and the reduction of our operating loss by $5.4 million compared to 2006.”

Consolidated gross profit decreased by nine percent to $4.5 million for the quarter, principally due to decreased DIS profitability attributable to greater than normal seasonality and the disruption in radioisotope supplies announced previously. Gross margin was 24 percent of revenues in the fourth quarter of 2007, compared to 28 percent of revenues in 2006.

Consolidated gross profit for full-year 2007 increased by eight percent to $20.5 million, or 28 percent of revenues, compared to $19.1 million, or 26 percent of revenues in 2006.

Net loss for the quarter was $1.1 million, or $(0.06) per share, compared to a fourth-quarter 2006 net loss of $149,000, or $(0.01) per share. The $1.0 million increase in net loss for fourth-quarter 2007 was due in part to a decline in DIS gross profit, increased amortization costs associated with the intangible assets arising from the Ultrascan acquisition of $185,000, and a fourth-quarter charge of $300,000 primarily from impairment of certain long-term assets.

Despite higher net losses for the fourth quarter, net loss for the year declined more than 75 percent to $1.4 million, or $(0.07) per share, compared to a net loss of $6.3 million, or $(0.34) per share, incurred in 2006. Total operating expenses for full-year 2007 declined to $23.4 million, or 32 percent of revenues, from $27.3 million, or 38 percent of revenues, in 2006.

For the quarter, DIS operated 136 units, both nuclear and ultrasound, with an overall asset utilization rate of 60 percent, compared to 83 units (all nuclear) and an asset utilization rate of 56 percent for fourth-quarter 2006. During the quarter the Company continued to upgrade its mobile imaging services’ nuclear camera fleet by replacing six single-head cameras with its multi-headed Cardius XPO configuration. The Company’s fleet of mobile cameras now includes 61 multi-headed cameras. The ongoing upgrades are expected to increase reliability and patient throughput and thereby lead to higher utilization and lower labor costs in subsequent periods.

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Cash and equivalents and securities available for sale on December 31, 2007, totaled $31.7 million, compared to $44.3 million on December 31, 2006. Cash usage for 2007 included $8.8 million in payments toward the acquisition of Ultrascan net assets and $8.6 million for capital expenditures primarily associated with the fleet upgrade of the Company’s mobile imaging services operations. Cash usage was offset in part by positive cash flows from operations of $4.7 million during the year. Net receivables were $8.5 million, compared to $7.5 million on December 31, 2006. Net inventories were $5.5 million, compared to $5.9 million on December 31, 2006.

Focus for 2008

Casner further commented: “Looking forward, our key focus for 2008 will be driving DIS revenue growth through our Centers of Influence strategy, increasing our mobile imaging fleet utilization which should translate into a profitable 2008 for our DIS business, and reaching profitability for the first time in the history of our product business, as we intend to increase product-related revenue, reduce costs and improve reliability in this business segment.”

Management Reaffirms Guidance for 2008

For full-year 2008, the Company anticipates consolidated revenues in a range of $80 million to $84 million, consisting of DIS imaging services revenue of $59 million to $61 million and product-related revenue of $21 million to $23 million; and consolidated net results for 2008 to range from net income of $500,000 to a net loss of $1 million, including estimated stock-based compensation expense of $1 million.

Conference Call Information

Digirad has scheduled a conference call at 11:00 a.m. EDT today. A simultaneous webcast of the call may be accessed online from the Events & Presentations link on the Investor Relations page at www.digirad.com; an archived replay of the webcast will be available within 15 minutes of the end of the conference call. A telephone replay of the call will be available at (800) 406-7325 or (303) 590-3030, conference ID #3838461, from approximately 2 p.m. EST. The telephone replay will be available until 11:59 pm EST on February 9.

About Digirad

Digirad Corporation provides diagnostic nuclear and ultrasound imaging systems and services to physicians’ offices, hospitals and other medical services providers for cardiac, vascular, and general imaging applications. Digirad’s Cardius XPO line of nuclear imaging cameras use patented solid-state technology and unique multi (single, dual, triple) head design for superior performance and advanced features for sharper digital images, faster processing, compact size, lighter weight for portability, ability to handle patients up to 500 pounds, and improved patient comfort compared to standard nuclear cameras. Digirad’s 2020tc general-purpose nuclear imager has a small footprint and may also be configured for fixed or mobile use to supplement primary imaging. Digirad’s installed base of nuclear equipment exceeds 500 systems; in addition, a mobile fleet of more than 136 nuclear and ultrasound imaging systems is being used in 23 states, primarily in the eastern, midwestern and southwestern United States. For more information, please visit www.digirad.com. Digirad®, Digirad Imaging Solutions®, and Cardius® are registered trademarks of Digirad Corporation.

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Forward-Looking Statements

Statements in this press release that are not a description of historical facts are forward looking statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts and use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Examples of such forward looking statements include statements regarding revenue growth, gross margin improvements, declining operating expenses, performance and costs benefits from the ongoing upgrade of the mobile imaging fleet, anticipated revenue in 2008 from the Company’s centers of influence strategy, potential acquisitions, and, in general, anticipated financial results for 2008. Actual performance and benefits results may differ materially from those set forth in this press release due to risks and uncertainties inherent in Digirad's business including, without limitation, changes in business conditions, technology, customers’ business conditions, work force, suppliers, business prospects, economic outlook, operational policy or structure, acceptance and use of Digirad's camera systems and services, reliability, recalls, and other risks detailed in Digirad's filings with the U.S. Securities and Exchange Commission, including Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward looking statements, which speak only as of the date hereof. All forward looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward looking statements contained herein.

Investor Contact: Dan Matsui Allen & Caron 949-474-4300	Company Contact: Todd Clyde, CFO 858-726-1600 ir@digirad.com

[Financial tables follow]

Digirad Corporation Reports Financial Results for 2007 Fourth Quarter and Twelve Months
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Digirad Corporation
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
DIS	$13,420	$11,606	$52,440	$49,614
Product	5,403	5,641	21,507	22,312

Total revenues	18,823	17,247	73,947	71,926

Cost of revenues:
DIS	10,749	8,595	39,520	37,675
Product	3,582	3,742	13,909	15,192

Total cost of revenues	14,331	12,337	53,429	52,867

Gross profit	4,492	4,910	20,518	19,059

Operating expenses:
Research and development	631	645	3,072	3,894
Sales and marketing	2,009	2,030	7,670	8,827
General and administrative	2,794	2,846	11,920	14,535
Amortization and impairment of intangible assets	371	(8)	697	27

Total operating expenses	5,805	5,513	23,359	27,283

Loss from operations	(1,313)	(603)	(2,841)	(8,224)

Interest income, net	343	454	1,566	1,988
Other expense	(130)	--	(101)	(54)

Net loss	$(1,100)	$(149)	$(1,376)	$(6,290)

Net loss per share - basic and diluted	$(0.06)	$(0.01)	$(0.07)	$(0.34)

Weighted average shares outstanding:
Basic and diluted	18,916	18,791	18,845	18,761

Stock-based compensation expense is included in the above as follows:
Cost of DIS revenue	$10	$17	$71	$141
Cost of Product revenue	(11)	9	49	74
Research and development	15	--	77	130
Sales and marketing	35	41	102	279
General and administrative	32	110	606	942

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Digirad Corporation
Condensed Consolidated Balance Sheets(1)
(in thousands)

	December 31,
	2007	2006
	(unaudited)
Assets

Cash and cash equivalents	$14,922	$10,070
Securities available-for-sale	16,740	34,256
Accounts receivable, net	8,536	7,534
Inventories, net	5,455	5,860
Other current assets	1,786	1,499

Total current assets	47,439	59,219

Property and equipment, net	16,235	9,570
Other intangible assets, net	2,631	428
Goodwill	2,650	--
Restricted cash	60	60

Total assets	$69,015	$69,277

Liabilities and stockholders' equity

Accounts payable	$2,650	$2,643
Accrued compensation	3,547	3,650
Accrued warranty	930	788
Other accrued liabilities	3,285	3,306
Deferred revenue	2,909	2,775
Current portion of long-term debt	213	269

Total current liabilities	13,534	13,431

Long-term debt, net of current portion	--	99
Deferred rent	234	302

Total stockholders' equity	55,247	55,445

Total liabilities and stockholders' equity	$69,015	$69,277

(1) The condensed consolidated balance sheet as of December 31, 2006, was derived from the audited financial statements as of that date.

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